Exhibit 10.34

FORM OF CARRY POINTS AWARD LETTER

Date: [_____]

To: [_____]

From: [_____]

CC: [_____]

Subject: Global Infrastructure GP V, L.P. – Tranche [____] Allocation Award

As you have been informed, you have been awarded a portion of the carried interest of the Global Infrastructure Partners Carry Plan as implemented in Global Infrastructure GP V, L.P. (the “Partnership”). The Partnership divides investments into Tranches. [Describe Tranche] The award is subject to the terms of the Partnership as set forth in the Amended and Restated Agreement of Exempted Limited Partnership of the Partnership. The Tranche Allocation Date for Tranche [____] is [_____]. Your award is as set forth below:

Awarded Points
Tranche [______]	[Points]

Documentation:

To document your carried interest allocation, please:

1) Sign the enclosed Award Acceptance Form;

2) Complete, sign and return two copies of the 83(b) Election Form. This election is required to be made within 30 days of a transfer of property. We will ensure that these elections are filed within the required period of time.

Please return this form to [______], [______] by [______]. If you have any questions, please call [______].

AWARD ACCEPTANCE FORM – TRANCHE [____]

Awarded Points
Tranche [______]	[Points]

I agree and accept the Point allocation set forth above.

Print name

Signature

Date

GLOBAL INFRASTRUCTURE GP V, L.P.

By: Global Infrastructure Investors V, LLC, its general partner

By:
Name:
Title:

ANNEX A

Excerpt of Certain Provisions from the

Amended and Restated Agreement of Exempted Limited Partnership
of Global Infrastructure GP V, L.P.

Certain information has been excluded from this Annex A because it is both not material and it is the type that the Registrant treats as private or confidential.

“Additional Partners” means any Person that becomes a Limited Partner following the execution and delivery of a counterpart of this Agreement at the discretion of the General Partner.

“Administrative Expenses” means the Partnership’s share of “Offering and Organizational Expenses” (as such term is defined in the relevant Fund Agreement) of a Fund.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “Affiliated” shall have a correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Agreement of Exempted Limited Partnership, as amended from time to time.

“Available Capital Commitment” means, with respect to any Partner at any time, such Partner’s Capital Commitment, reduced by the sum of all of such Partner’s prior Capital Contributions, and increased by distributions or other amounts which would reduce the Partnership’s “Funded Commitment” (as such term is defined in the relevant Fund Agreement), and subject to adjustment as provided in this Agreement.

“Award Letter” means the letter allocating Tranche Points to a Limited Partner to which this Annex A is attached.

“Capital Account” means a capital account established for each Partner on the books and records of the Partnership.

“Capital Commitment” means the commitment of each Limited Partner to make Capital Contributions in the amounts set forth on the books and records of the Partnership, as adjusted from time to time pursuant to the terms of this Agreement.

“Capital Contribution” means, with respect to any Partner, the capital contributed by such Partner to the Partnership pursuant to this Agreement, unless such capital is not treated as a Capital Contribution by the express terms of this Agreement.

“Capital Interest” means the portion of a Partner’s Interest other than any portion of such Interest attributable to Points and Carry Proceeds, including the portion of a Partner’s Interest relating to Special Profits Distributions.

“Carry Proceeds” means, with respect to Proceeds received by the Partnership from a Fund with respect to any Fund Investment, Proceeds representing distributions on account of the Fund Agreement for the Primary Fund or similar provisions in any other Fund Agreement, excluding any such amounts received by the Partnership on account of the Capital Contribution of the Partnership or the general partner of any Fund with respect to such Fund Investment. “Carry Proceeds” also means, with respect to any Fund Investment, any amount contributed by the Partners pursuant to Section 6.04 hereof with respect to such Fund Investment at the time of the disposition of such Fund Investment or at the time of a Fund Clawback, which contributed amount is available for distribution to the Partners.

“Cause” means, as to any GIM Limited Partner (or a GIM Limited Partner’s Designated Individual), that such Person:

(a) has been convicted or pleaded guilty or no contest to an act constituting a felony under the laws of the United States or any state or political subdivision thereof, a crime of moral turpitude or any crime involving the Partnership or its Affiliates;

(b) has violated any laws, rules or regulations applicable to the private equity industry when such violation is materially injurious to the business, reputation, character or standing of the Partnership or any of its Affiliates, after notice and, if capable of cure, a thirty (30) day-opportunity to cure;

(c) commits an act or acts constituting (i) a breach of fiduciary duty, Gross Negligence or willful misconduct or actual fraud or (ii) which constitutes a material breach of any such Person’s material obligations under this Agreement (including, without limitation, breach of the Restrictive Covenants), the governing documents of any Partnership Affiliate to which such Person is a party, or such Person’s Services Agreement, in each case which conduct is detrimental to the business, reputation, character or standing of GIM, after notice and, if capable of cure, a thirty (30) day-opportunity to cure;

(d) engages in insubordination or willful failure to perform his duties under his Services Agreement, after notice and, if capable of cure, a thirty (30) day-opportunity to cure; or

(e) defaults, directly or indirectly, under any Fund Agreement with respect to his direct or indirect obligation to fund his Capital Commitments and other payments to the Fund or defaults under this Agreement with respect to his obligations to make payments thereunder; provided that it shall not be a default hereunder, if in certain hardship circumstances, the General Partner has waived the requirements under this clause (e) as determined by the General Partner in its sole discretion and where remaining Limited Partners have agreed to fund any shortfall, provided, further that, with regard to any GIM Limited Partner who is a Designated Portfolio Company Employee, then the foregoing definition will be deemed to include and incorporate a reference to the GIP Portfolio Company that employs them wherever the “Partnership” is referenced.

“Clawback Contribution” has the meaning set forth in Section 6.04(a).

“Clawback Pool” has the meaning set forth in Section 6.04(d).

“Competitive Business” has the meaning set forth in Section 3.15.

“Continuing GIM Employee” means, at any time, any Person who at such time is a director, officer or employee of GIM or that is a Designated Portfolio Company Employee or Designated Professional.

“Designated Individual” means, with respect to any Related Vehicle, the Continuing GIM Employee designated as such by the General Partner at the time of admission of the Related Vehicle as a Limited Partner, which designation shall be made by and shall reflect the individual who formed the trust, partnership, limited partnership, limited liability company or other similar entity.

“Designated Portfolio Company Employee” means any individual who is a director, officer or employee of a GIP Portfolio Company and who is not a Partner-Level Service Provider nor an officer or employee (but who may previously have been an officer or employee) of GIM, in each case as such individual is so designated by the General Partner to be a “Designated Portfolio Company Employee” entitled to participate in this Partnership as a Limited Partner.

“Designated Professional” means (a) any individual who is seconded by GIM, or (b) any individual who has previously been an officer or employee of GIM (but is not presently a Partner-Level Service Provider nor an officer or employee of GIM), in each case as such individual is so designated by the General Partner to be a “Designated Professional” entitled to participation in this Partnership as a Limited Partner.

“Disability” means, with respect to any GIM Limited Partner (or a Limited Partner’s Designated Individual), a termination of such Limited Partner’s (or such Designated Individual’s) employment as a consequence of being deemed disabled under his Services Agreement or the long-term employee benefit plans of GIM (or of a GIP Portfolio Company with regard to a Designated Portfolio Company Employee) applicable to such Limited Partner (or such Designated Individual).

“Distributable Share” means, as to any Partner with respect to any Fund Investment at any time, the percentage of the total Carry Proceeds distributable to all Partners pursuant to Section 6.02(b)(i) that would be distributable to such Partner pursuant to such Section if Carry Proceeds were received by the Partnership with respect to such Fund Investment.

“Fair Value” means the value of any property held by the Partnership.

“Former GIM Employees” has the meaning set forth in Section 3.15(c).

“Founding Limited Partner” means each of Jonathan D. Bram, Matthew C. Harris, Michael McGhee, Adebayo O. Ogunlesi, Rajaram Rao and William Woodburn, to the extent that they are GIM Limited Partners, including any Related Vehicles of the foregoing.

“Fund” means (a) the Primary Fund; (b) Global Infrastructure Partners V-B Feeder Fund, L.P., a Cayman Islands exempted limited partnership; (c) Global Infrastructure Partners V-C, L.P., a Cayman Islands exempted limited partnership; (d) Global Infrastructure Partners V-C Intermediate, L.P., a Cayman Islands exempted limited partnership; (e) Global Infrastructure Partners V-C2 Intermediate, L.P., a Luxembourg special limited partnership; (f) Global Infrastructure Partners V Friends & Family Fund, L.P., a Delaware limited partnership; and (g) any other entity for which the Partnership may serve as a general partner or (as applicable) managing member or from which the Partnership may be entitled to receive direct or indirect distributions of carried interest from time to time.

“Fund Agreement” means any agreement of limited partnership (or similar constituent document) of any Fund, as the same may be amended and/or restated from time to time.

“Fund Clawback” has the meaning set forth in Section 6.04(a).

“Fund Expenses” means the Partnership’s share of “Partnership Expenses” (as such term is defined in the relevant Fund Agreement) of a Fund. For the avoidance of doubt, Fund Expenses shall not include any Administrative Expenses.

“Fund Investment” means a “Portfolio Investment” (as such term is defined in the relevant Fund Agreement) of a Fund.

“General Partner” means Global Infrastructure Investors V, LLC, a Delaware limited liability company and any successor general partner of the Partnership appointed in accordance with its terms.

“GIM” means Global Infrastructure Management, LLC, a Delaware limited liability company, its successors, assigns and/or Affiliates, in each case, as the context so requires.

“GIM Employees” has the meaning set forth in Section 3.15(c).

“GIM Limited Partner” means each Limited Partner who is, or whose Designated Individual is, an employee or partner of GIM or who is a Designated Portfolio Company Employee or a Designated Professional.

“GIM Related Person” means GIM and all other Persons that directly or indirectly control, are controlled by or are under common control with GIM.

“GIP Funds” means each of the Funds and any other investment vehicle managed or advised by GIM.

“GIP Portfolio Company” means a “Portfolio Company” of a GIP Fund (as such term is defined in the applicable Fund Agreement).

“Gross Negligence” has the meaning given under, and shall be interpreted in accordance with, the laws of the State of Delaware, and “Grossly Negligent” shall be construed accordingly.

“Incentive Capital Contribution” has the meaning set forth in the Fund Agreement for the Primary Fund (or any other applicable Fund Agreement).

“Interest” means the partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled to under this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement with respect to which such Partner is required to comply.

“Investment Percentage” of any Partner means, with respect to any Fund Investment, the percentage derived by (a) dividing the sum of such Partner’s Capital Contributions in respect of such Fund Investment by the aggregate of such sums for all Partners (except as otherwise provided herein) in respect of such Fund Investment and (b) multiplying such quotient by 100.

“Limited Partner” means, at any time, any Person who is at such time a limited partner of the Partnership and shown as such on the books and records of the Partnership, in such Person’s capacity as a limited partner of the Partnership.

“Memorandum Account” means a memorandum account established for each Partner on the books and records of the Partnership.

“Non-Competition Period” means, with respect to a GIM Limited Partner: (a) the period during which such GIM Limited Partner is a Continuing GIM Employee plus the following 12 months; or (b) such other period agreed to by the General Partner and such GIM Limited Partner.

“Participating Partner” means, with respect to any Fund Investment, any Partner who has made a Capital Contribution in respect of such Fund Investment.

“Partner” means the General Partner or any Limited Partner and “Partners” means, collectively, the General Partner and the Limited Partners.

“Partner-Level Service Provider” means a person who has been granted the title of “Partner” by GIM.

“Partnership” means Global Infrastructure GP V, L.P., a Cayman Islands exempted limited partnership.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Points” means the points allocated to Partners pursuant to Section 4.03. For the avoidance of doubt, all Tranche Points are Points.

“Point Share” means, as to any Partner with respect to any Fund Investment at any time, the amount (expressed as a percentage) of such Partner’s Points at such time with respect to such

Fund Investment (as adjusted as provided in Section 4.03, if applicable) divided by 100. For the avoidance of doubt, the sum of the Point Shares of all Partners shall at all times equal 100%.

“Primary Fund” means Global Infrastructure Partners V-A/B, L.P., a Delaware limited partnership.

“Prime Rate” means, the prime rate announced, from time to time, by Citibank N.A. or if not so announced, the rate of interest publicly announced from time to time by any money center bank as its prime rate in effect at its principal office, as identified in writing by the General Partner to the Limited Partners.

“Proceeds” means, with respect to any Fund Investment, (a) the sum of the cash and noncash proceeds received by the Partnership from any sale or distribution of a Fund Investment, exchange of a Fund Investment, receipt of any dividends, interest or other distributions in connection with a Fund Investment, less (b) any expenses incurred by the Partnership in connection with such receipt. The value of any noncash Proceeds shall be the Fair Value thereof, as determined in good faith by the General Partner in its discretion.

“Related Partner” means (a) with respect to a Limited Partner who is an individual, any Related Vehicle with respect to which such Limited Partner has been designated a Designated Individual and (b) with respect to a Limited Partner that is a Related Vehicle, such Limited Partner’s Designated Individual and any other Related Vehicle of such Limited Partner’s Designated Individual.

“Related Vehicle” means any trust, partnership, limited partnership, limited liability company or other similar entity that is (a) formed by an individual who is or was a Continuing GIM Employee at the time of such entity’s admission as a Limited Partner and is, in the determination of the General Partner, for the benefit of such individual and/or his family members and (b) designated by the General Partner as a Related Vehicle.

“Release Condition” means the condition that is satisfied at any date and as to any amount of Carry Proceeds that have been retained by the Partnership pursuant to Section 6.02(b)(iii), if: (a) such release would not breach the Fund Agreements or any Side Letters with Fund investors; and (b) the General Partner determines in its sole discretion that such amounts may be released.

“Repurchase Period” for any Limited Partner means the period from the date of the Limited Partner’s ceasing to be a Continuing GIM Employee until the later of (a) December 31 of the year following the year in which the Limited Partner’s employment is terminated and (b) the last day of the eighteenth (18th) calendar month following the month in which the Limited Partner’s employment is terminated.

“Repurchase Value” means, with respect to the Capital Interest of any Limited Partner at any time, an amount determined by the General Partner equal to the lesser of (a) the implied cost of such Interest based on the cost of the Fund Investments attributable to such Interest as originally recorded on the books of the relevant Fund plus interest equal to the Prime Rate compounded annually and (b) the Fair Value of such Interest at such time, as determined by the General Partner in its reasonable discretion, which amount will be based on the Fair Value of the Fund Investments attributable to such Interest as carried on the books of the relevant Fund at such time.

“Restrictive Covenants” has the meaning set forth in Section 3.15(f).

“Retirement” means, with respect to a Founding Limited Partner, the retirement of such Founding Limited Partner at such time that the sum of (a) such Person’s years of employment with GIM or its Affiliates (including as a member of GIM UK) and (b) such Person’s age equals at least sixty (60) years.

“Return Proceeds” means, with respect to Proceeds received by the Partnership from a Fund with respect to any Fund Investment, all such Proceeds other than Carry Proceeds. For the avoidance of doubt, Return Proceeds include any Special Profits Distributions.

“Services Agreement” means:

with respect to any GIM Limited Partner (or GIM Limited Partner’s Designated Individual), (i) the employment agreement or equivalent between GIM (or its Affiliate) and such GIM Limited Partner (or such GIM Limited Partner’s Designated Individual) and (ii) any Side Letter between GIM and such GIM Limited Partner (or such GIM Limited Partner’s Designated Individual);

with respect to a GIM Limited Partner (or GIM Limited Partner’s Designated Individual) who is also a Designated Portfolio Company Employee, the employment agreement (or any other agreement relating to the performance of services) between such Designated Portfolio Company Employee and the applicable GIP Portfolio Company; and

with respect to a GIM Limited Partner (or GIM Limited Partner’s Designated Individual) who is also a Designated Professional, the agreement with respect to such Designated Professional between (i) GIM and such Designated Professional or the Person that employs or is associated with such Designated Professional or (ii) the Designated Professional and the Person that employs such Designated Professional.

“Services Nonrenewal Notice” means the notice from a GIM Limited Partner to GIM indicating his or her decision to not renew such GIM Limited Partner’s Services Agreement.

“Side Letter” means a side letter or similar agreement entered into by and between the General Partner (on its own behalf or on behalf of the Partnership, and without the approval of any Limited Partner or other Person) and one or more Limited Partners, which has the effect of establishing rights under, or altering or supplementing the terms hereof or of any subscription agreement with respect to such individual Limited Partner.

“Special Profits Distributions” means distributions in respect of any profits interest in any Fund (and not, for the avoidance of doubt, distributions attributable to the Partnership’s capital contributions to such Fund) that are received by the Partnership from the Fund pursuant to the Fund Agreement for the Primary Fund (or the equivalent section of any other Fund Agreement) and that were apportioned to the Partnership based on its Partner Interest for a Fund Investment or other investment (including distributions received from the Fund pursuant to the Fund Agreement for the Primary Fund (or any equivalent section of any other Fund Agreement)). For purposes of this definition, “Partner Interest” has the meaning set forth in the Fund Agreement for the Primary Fund (or any other applicable Fund Agreement).

“Special Profits Percentage” has the meaning set forth in Section 4.05.

“Successor Fund” has the meaning set forth in the Fund Agreement of the Primary Fund.

“Tax Amount” means, with respect to the income associated with any distribution of Proceeds hereunder to a Partner, the portion thereof which the General Partner determines in its reasonable discretion to be necessary to enable the Partners to discharge their U.S. federal, state and local (and, as the General Partner shall determine, non-U.S.) income tax liabilities attributable to such distribution. The amounts distributable shall be determined by the General Partner based on such assumptions as the General Partner determines to be appropriate.

“Terminated Partner” means any GIM Limited Partner (and, if applicable, such GIM Limited Partner’s Related Vehicle) who is who is not (a) providing services to the Partnership or a GIP Portfolio Company, (b) a GIM Related Person or (c) a Continuing GIM Employee.

“Termination Event” means, with respect to (a) any GIM Limited Partner, such Limited Partner’s ceasing to be a Continuing GIM Employee, and (b) any Limited Partner that is a Related Vehicle, such Related Vehicle’s Designated Individual’s ceasing to be a Continuing GIM Employee.

“Tranche Allocation Date” means as to any Tranche Points, the date of the first closing of the Fund and each subsequent date specified by the General Partner as the allocation date for such Tranche Points.

“Tranche Period” means each of the successive periods beginning on the date of the first closing of the Fund and ending the day immediately preceding the next Tranche Allocation Date.

“Tranche Points” means, as to any Limited Partner at any time and with respect to any Tranche Period, the number of Points allocated by the General Partner to such Limited Partner with respect to such Tranche Period under Section 4.03, which number shall be set forth from time to time on the books and records of the Partnership.

Section 3.15 Restrictive Covenants.

(a) Non-Competition. Each GIM Limited Partner agrees that during the Non-Competition Period (as defined below), (i) such Limited Partner shall not engage in any other business (whether as an employee, consultant, director, partner, member, shareholder or otherwise) that invests or operates primarily in the infrastructure area (each a “Competitive Business”) and (ii) such Limited Partner shall not knowingly adversely affect or interfere with the ability of GIM to manage a Fund (or any other GIP Fund). Notwithstanding anything in this Section 3.15 to the contrary, (A) direct ownership of less than five percent of the outstanding common stock of a publicly traded corporation; (B) participation as a passive investor in investment partnerships; (C) other personal investments specifically approved in writing by the General Partner; and (D) participation in a Successor Fund shall not constitute engaging in a Competitive Business.

(b) Non-Solicitation of Investors. During the Non-Competition Period (including any period after notice of termination has been given and prior to the date of termination), each GIM Limited Partner shall not, on behalf of any entity that competes with a Fund, solicit or otherwise receive funding from any prospective investor or client with whom GIM previously had material contact, or any investor or limited partner of GIM or a Fund (including any former investor of a Fund and any person that becomes an investor or limited partner of a Fund) or any other person who has a material business relationship with GIM or a Fund.

(c) Non-Solicitation of Employees. During the Non-Competition Period, each GIM Limited Partner shall not, without the Partnership’s prior written consent, directly or indirectly, (i) solicit or induce, or cause others to solicit or induce, any employees or members of GIM or GIP Portfolio Companies (“GIM Employees”) to leave or in any way modify their relationship with GIM or GIP Portfolio Companies, (ii) hire, or cause others to hire, any GIM Employees or any employee, member or independent contractor who has left the employment or other service of GIM or GIP Portfolio Companies within the one-year period which follows the termination of such employee’s or member’s or independent contractor’s employment or other service with GIM or GIP Portfolio Companies (“Former GIM Employees”, who shall not include any persons whose employment or other service with GIM was terminated for unrelated reasons and who were only approached after such termination), (iii) encourage or assist in the (A) hiring process of any GIM Employees or Former GIM Employees on behalf of any third party or (B) modification of any such employee’s or member’s relationship with GIM or GIP Portfolio Companies or (iv) cause others to participate, encourage or assist in the hiring process of any GIM Employee or Former GIM Employee.

(d) Non-Disparagement; Non-Interference. Each GIM Limited Partner shall not, and shall not cause or induce others to: (i) make any false, defamatory or disparaging statements about GIM its directors, employees and officers, a GIP Fund or a GIP Portfolio Company; or (ii) cause, induce or encourage any actual or prospective client, investor or limited partner of GIM or a GIP Fund or GIP Portfolio Company (including any former investor of a GIP Fund and any person that becomes an investor or limited partner of a GIP Fund) or any other person who has a material business relationship with GIM or a GIP Fund or GIP Portfolio Company, to terminate or modify any such actual or prospective relationship. This Section 3.15(d) shall apply to each Limited Partner while they are a Limited Partner and after they have ceased to be a Limited Partner, and shall survive the termination of this Agreement.

Section 4.03 Allocation of Points.

(a) For each Fund Investment there shall be established a pool of 100 Points which shall be allocated by the General Partner to Limited Partners as provided in this Section 4.03. Points not allocated under this Section 4.03 shall be allocated in the sole discretion of the General Partner.

(i) The General Partner shall allocate Tranche Points for each Tranche Period to each Limited Partner (OMITTED) as of each Tranche Allocation Date. Tranche Points may be allocated by way of an Award Letter. Except as provided elsewhere in this Agreement, a Limited Partner will be allocated Points in respect of each Fund Investment made during a Tranche Period equal to such Limited Partner’s Tranche Points for such Tranche Period.

(ii) OMITTED.

(iii) The General Partner may allocate Points to Additional Partners as provided for in Section 5.12.

If a Fund Investment is committed to be made during one Tranche Period but the Fund Investment closes in another Tranche Period, the General Partner shall deem such Fund Investment to have been made in the Tranche Period in effect on the earlier to occur of (A) the date on which a binding agreement has been entered into with respect to such Fund Investment and (B) the date on which information about the Fund Investment has been disseminated to the Limited Partners for purposes of allocating Points to such Fund Investment pursuant to this Section 4.03. The Points allocated to any Limited Partner may be reduced, including pursuant to Section 4.04, and such Points shall revert to the General Partner, which shall reallocate such Points in its sole discretion.

Section 4.04 Termination of Services.

(a) The Points allocated to a GIM Limited Partner will be subject to reduction upon a Termination Event with respect to such Limited Partner as follows:

Date of Termination Event	Reduction
Prior to July 1 of the first calendar year next succeeding the applicable Tranche Allocation Date	100%
On or after July 1 of the first calendar year next succeeding the applicable Tranche Allocation Date, through and including June 30 of the second calendar year following the applicable Tranche Allocation Date	80%
On or after July 1 of the second calendar year following the applicable Tranche Allocation Date, through and including June 30 of the third calendar year following the applicable Tranche Allocation Date	60%
On or after July 1 of the third calendar year following the applicable Tranche Allocation Date, through and including June 30 of the fourth calendar year following the applicable Tranche Allocation Date	40%
On or after July 1 of the fourth calendar year following the applicable Tranche Allocation Date, through and including June 30 of the fifth calendar year following the applicable Tranche Allocation Date	20%

For the avoidance of doubt, such reductions shall not affect distributions made to a GIM Limited Partner before a Termination Event occurs with respect to such GIM Limited Partner.

(b) Notwithstanding the foregoing provisions of this Section 4.04:

(i) Cause. Upon a Termination Event with respect to a GIM Limited Partner for Cause (A) all of such GIM Limited Partner’s vested and unvested Points shall be reduced to zero and (for the avoidance of doubt) such GIM Limited Partner shall not have the right to participate in any Carry Proceeds realized from any Fund Investments made after the date of such Termination Event and (B) the General Partner shall have the right exercisable by it or by one or more other Limited Partners designated by the General Partner in its discretion, at any time during the Repurchase Period, to repurchase the Capital Interest of such GIM Limited Partner at the Repurchase Value at the time of repurchase. The General Partner shall reallocate all Points forfeited pursuant to this 4.04(b)(i) in its sole discretion.

(ii) Death or Disability. Upon a Termination Event with respect to a GIM Limited Partner by reason of the death or Disability of such GIM Limited Partner, (A) all of such GIM Limited Partner’s unvested Points will become fully vested, (B) the General Partner shall have no repurchase rights in respect of any portion (Points or Capital Interest) of the GIM Limited Partner’s Interest and (C) such Limited Partner shall not have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such Termination Event; provided that such GIM Limited Partner shall have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such Termination Event (1) that is the subject of a binding agreement entered into by the relevant Fund prior to the date of such Termination Event or (2) about which the relevant Fund has disseminated information to its limited partners prior to the date of such Termination Event.

(iii) Voluntary Resignation. Upon a voluntary Termination Event with respect to a GIM Limited Partner for any reason, other than, with respect to a Founding Limited Partner, such Founding Limited Partner’s Retirement, including but not limited to such GIM Limited Partner’s decision not to renew his Services Agreement, (A) such GIM Limited Partner’s unvested Points will be reduced to zero, (B) such GIM Limited Partner shall not have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such Termination Event and (C) the General Partner shall have no repurchase rights in respect of any portion (Points or Capital Interest) of the GIM Limited Partner’s Interests; provided that such GIM Limited Partner shall have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such Termination Event (1) that is the subject of a binding agreement entered into by the relevant Fund prior to the date of such Termination Event or (3) about which the relevant Fund has disseminated information to its limited partners prior to the date of such Services Nonrenewal Notice or notice of a voluntary Termination Event. The General Partner shall reallocate all Points forfeited pursuant to this Section 4.04(b)(iii) in its sole discretion.

(iv) Retirement. Upon the Retirement of a Founding Limited Partner, then upon the effectiveness of such Retirement (A) 50% of the unvested Points of such Founding Limited Partner (or such greater percentage as the General Partner determines in its discretion) will become fully vested, (B) the remainder of the unvested Points of such

Founding Limited Partner will continue to vest as determined by the General Partner in its discretion, (C) the General Partner shall have no repurchase rights in respect of any portion (Points or Capital Interest) of such Founding Limited Partner’s Interest and (D) such Founding Limited Partner shall not have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such Retirement; provided that such Founding Limited Partner shall have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such Retirement (1) that is the subject of a binding agreement entered into by the relevant Fund prior to the date of such Retirement or (2) about which the relevant Fund has disseminated information to its limited partners prior to the date of such Retirement.

(v) Termination without Cause. Upon an involuntary Termination Event with respect to a GIM Limited Partner other than pursuant to Section 4.04(b)(i) or 4.04(b)(ii), including the decision of GIM not to renew such GIM Limited Partner’s Services Agreement, then upon the effectiveness of such involuntary Termination Event (A) 50% of the unvested Points of such GIM Limited Partner (or such greater percentage as the General Partner determines in its discretion) will become fully vested, (B) the remainder of the unvested Points of such GIM Limited Partner will continue to vest as determined by the General Partner in its discretion, (C) the General Partner shall have no repurchase rights in respect of any portion (Points or Capital Interest) of such GIM Limited Partner’s Interest and (D) such GIM Limited Partner shall not have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such involuntary Termination Event; provided that such GIM Limited Partner shall have the right to participate in any Carry Proceeds realized from any Fund Investment made after the date of such involuntary Termination Event (1) that is the subject of a binding agreement entered into by the relevant Fund prior to the date of such involuntary Termination Event or (2) about which the relevant Fund has disseminated information to its limited partners prior to the date of such involuntary Termination Event.

(vi) Competition Event. If a GIM Limited Partner breaches Sections 3.15(a), (b), (c) or (d) within 12 months of, or the confidentiality provisions of this Agreement at any time after, in each case, the Termination Event relating to such GIM Limited Partner, then all of such GIM Limited Partner’s vested and unvested Points shall be reduced to zero. The General Partner shall reallocate all Points forfeited pursuant to this Section 4.04(b)(vi) in its sole discretion.

(c) Notwithstanding the other provisions of this Section 4.04, the General Partner may, in its sole discretion, reduce the Point reduction described in Section 4.04 or otherwise upon the occurrence of a Termination Event.

Section 4.05 Special Profits Percentage. For each Tranche Period and for each Limited Partner there shall be established a “Special Profits Percentage”, which shall be determined by the General Partner, and which shall apply to each Fund Investment that closes in such Tranche Period. The sum of the Special Profits Percentages for each Tranche Period shall be 100%. A Partner’s Special Profits Percentage may be decreased to in connection with the default by any Limited Partner or the admission of an Additional Partner. The books and records of the Partnership shall be revised to reflect the foregoing. Notwithstanding the foregoing, the General Partner may its sole discretion:

(a) require any Partner to make loans or capital contributions (which shall not reduce such Partner’s Available Capital Commitment) to the Partnership or an Affiliate thereof in proportion to its share of the Incentive Capital Contributions (determined based on the Partners’ Special Profits Percentages for each Fund Investment) and make any appropriate adjustments in connection therewith; or

(b) reduce the amount distributable to each Partner that is a Terminated Partner in proportion to its share of the Incentive Capital Contributions (determined based on the Partners’ Special Profits Percentages for each Fund Investment), in which case the Partnership’s use of any such undistributed amounts shall be determined by the General Partner.

Section 6.01 Distributions Generally. Distributions shall be made in accordance with this Article 6. Except as expressly set forth below, all calculations with respect to distributions shall be made on a Fund Investment by Fund Investment and Participating Partner by Participating Partner basis.

Section 6.02 Dispositions of Fund Investments.

(a) Return Proceeds.

(i) The Return Proceeds (other than Special Profits Distributions) realized on any date from any Fund Investment shall, subject to the provisions of Section 6.05, be distributed to the Participating Partners pro rata in accordance with each Participating Partner’s Investment Percentage, if any, with respect to the Fund Investment giving rise to such Return Proceeds.

(ii) Special Profits Distributions realized on any date from any Fund Investment shall, subject to the provisions of Section 6.05, be distributed to the Participating Partners pro rata in accordance with each Participating Partner’s Special Profits Percentage, if any, with respect to the Fund Investment giving rise to such Special Profits Distributions.

(b) Carry Proceeds.

(i) The amount distributed to each Participating Partner in respect of receipts by the Partnership representing Carry Proceeds from any Fund Investment shall reflect the General Partner’s good-faith determination of an equitable allocation of Fund Expenses and Administrative Expenses across all Fund Investments and Tranche Periods. Any Carry Proceeds shall be distributed to the Partners pro rata in accordance with the positive balances of their Memorandum Accounts immediately prior to such distribution; provided that in no event shall any Partner receive a distribution of Carry Proceeds pursuant to this Section 6.02(b)(i) that results in a negative balance in such Partner’s Memorandum Account.

(ii) For the avoidance of doubt, the amount of Carry Proceeds to be distributed to any Limited Partner pursuant to this Section 6.02(b) shall not be affected by any reduction of Points after the realization by the Partnership of such Carry Proceeds. Each Participating Partner’s Point Share of any Carry Proceeds realized on any date by the Partnership shall be distributed by the Partnership to such Participating Partner in the manner hereinafter set forth, subject to Sections 6.04 and 6.05.

(iii) Amounts representing Carry Proceeds to be distributed to any Limited Partner pursuant to this Section 6.02(b) at any time shall be distributed (A) in the case of any Founding Limited Partner who is no longer a Continuing GIM Employee because of Retirement at such time, (1) with respect to Carry Proceeds consisting of cash, 80% in cash and 20% shall be retained by the Partnership and distributed upon satisfaction of the Release Condition and (2) with respect to Carry Proceeds consisting of securities or other property, 80% in the form of such securities or other property and 20% shall be retained by the Partnership and the Partnership shall in turn distribute to such Partner an interest in such retained securities or other property upon satisfaction of the Release Condition, and (B) in the case of (y) any Limited Partners or their Designated Individuals (other than any Founding Limited Partners) who are no longer Continuing GIM Employees because of any Termination Event or (x) any Founding Limited Partner who is no longer a Continuing GIM Employee because of any Termination Event other than Retirement, and except to the extent the General Partner determines in its sole discretion to distribute a greater percentage of cash or securities, (1) with respect to Carry Proceeds consisting of cash, 50% in cash and 50% shall be retained by the Partnership and distributed upon satisfaction of the Release Condition and (2) with respect to Carry Proceeds consisting of securities or other property, 50% in the form of such securities or other property and 50% shall be retained by the Partnership and the Partnership shall in turn distribute to such Partner an interest in such retained securities or other property upon satisfaction of the Release Condition.

(iv) With respect to any securities or other property retained by the Partnership in respect of any Limited Partner in connection with any in-kind distribution, such Limited Partner may at any time request the Partnership to sell all or any portion of such securities or other property. In such event, the Partnership shall use its reasonable best efforts to sell such securities or other property for cash and the amount retained by the Partnership for subsequent distribution pursuant to Section 6.02(b)(iii) shall be increased by an aggregate amount equal to the amount of the net cash proceeds from such sale, provided, in each case, that to the extent permitted by law, any taxable gain or loss recognized by the Partnership upon the disposition of such securities shall be allocated equitably pursuant to the tax allocation provisions of this Agreement among those Limited Partners with respect to which such cash was retained as a result of such sale or exchange among those Limited Partners who requested the sale.

(v) Any amounts retained by the Partnership pursuant to Section 6.02(b)(iii) may be, in the sole discretion of the General Partner, (A) invested in short-term investments pending application to the repayment of amounts retained by the Partnership pursuant to Section 6.02(b)(iii), (B) held in a segregated account with a perfected security interest in favor of the Fund or released to the Limited Partner pursuant to Section 6.05(c), or (C) subject to such other conditions or requirements as the General Partner may determine.

Section 6.04 Clawback.

(a) The Partners shall be required to make a contribution to the Partnership in the manner hereinafter set forth (a “Clawback Contribution”) at such time as (i) the Partnership is required to make a contribution to a Fund pursuant to any clawback or similar provision in any Fund Agreement, (a “Fund Clawback”) or (ii), if determined necessary or advisable by the General Partner.

(b) Contributions by the Partners on account of any Clawback Contribution will be made from the Clawback Pool at the direction of the General Partner pro rata in accordance with the negative balances of the Partners’ Memorandum Accounts immediately prior to such contribution.

(c) If, at any time, the Partnership makes a contribution to a Fund pursuant to a Fund Clawback and, in the reasonable discretion of the General Partner such contribution is attributable to a particular Fund Investment, then each Partner’s Memorandum Account shall be debited by such Partner’s pro rata share of the contribution, based on such Partner’s original Distributable Share (as adjusted for a subsequent reallocation of Points among Partners but without giving effect to reductions pursuant to Section 4.04) with respect to such Fund Investment. If, in the reasonable discretion of the General Partner, such contribution is not attributable to a particular Fund Investment, the General Partner shall determine in good faith the amount, if any, by which each Partner’s Memorandum Account shall be debited.

(d) Contributions by a Limited Partner on account of a Clawback Contribution initially shall be made from any or all of the following sources, at the General Partner’s discretion, (collectively, the “Clawback Pool”): (i) by reduction of any amount retained by the Partnership pursuant to Section 6.02(b)(iii); (ii) by reduction of such Limited Partner’s interest in any securities or other property retained by the Partnership in respect of such Limited Partner in connection with any in kind distribution (it being understood that the Partnership shall use its reasonable best efforts to sell such securities or other property for cash and shall reduce such Limited Partner’s Clawback Contribution by an amount equal to the amount of the net cash proceeds from such sale); and (iii) by deduction from any future distributions on account of Carry Proceeds and Return Proceeds (but excluding distributions that are a return of a Capital Contribution) from the Partnership to such Limited Partner.

It is understood that Clawback Contributions shall be made from time to time from the above sources as and to the extent such sources become available to satisfy the obligation to make such Clawback Contributions.

(e) Notwithstanding anything in this Section 6.04 to the contrary, to the extent the Clawback Pool is insufficient to satisfy Clawback Contributions, each Partner shall return distributions to the Partnership in satisfaction of the remainder of such Clawback Contributions pro rata in accordance with the negative balances of the Partners’ Memorandum Accounts immediately prior to such return of distributions provided, however, that a Partner shall not be required to return more to the Partnership pursuant to this Section 6.04(f) than the excess of (i) the aggregate distributions to such Partner, as the case may be, pursuant to Section 6.02(b) over (ii) the aggregate distributions that were made, or that could have been made, to such Partner pursuant to Section 6.03(a). The Partners shall execute a separate guarantee of their obligations under this Section 6.04(f) as contemplated by the Fund Agreement before receiving any Carry Proceeds under this Agreement. Any payments made by a Partner to a Fund pursuant to such guarantee in respect of a Fund Clawback shall be deemed to be returns of distributions to the Partnership pursuant to this Section 6.04(f).

(f) The General Partner shall maintain records of (i) each Limited Partner’s required Clawback Contributions, (ii) the outstanding amounts retained pursuant to Section 6.02(b)(iii) and owing to such Limited Partner, (iii) such Limited Partner’s interest in any securities or other property retained by the Partnership in connection with any in-kind distribution and (iv) any amounts that may be deducted from future distributions by the Partnership to such Limited Partner on account of any Clawback Contribution, which records shall be made available to such Limited Partner upon the reasonable request of such Limited Partner.

(g) Clawback Contributions by a Limited Partner shall not be deemed Capital Contributions and shall not affect the obligations of a Partner to make Capital Contributions hereunder, and the obligation on the part of each Partner to make such Clawback Contributions shall be in addition to any liability such Partner may otherwise have under this Agreement.

Section 6.05 Other General Principles of Distributions.

(a) Distributions of Cash. Subject to Sections 6.04 and distributions upon dissolutions of the Partnership and the remaining provisions of this Section 6.05, distributions shall be made promptly after the receipt of cash or noncash proceeds by the Partnership.

(b) Distributions in Kind. Any securities or other property constituting all or any portion of a Fund Investment may be distributed in kind to the Partnership at such time and in such amounts as the General Partner shall in its discretion determine, and any such distribution shall be made to the Participating Partners in respect of such Fund Investment in accordance with the amounts that would have been distributed in respect thereof had such property been disposed of by the Partnership immediately prior to such distribution. In any distribution of property in kind, the General Partner shall not, subject to the provisions of Sections 6.04, 6.05(c) and 6.05(e), discriminate among the Limited Partners but shall in any such distribution, (i) distribute to the applicable Limited Partners property of the same type and (ii) if cash and property in kind are to be distributed simultaneously in respect of any Fund Investment, distribute cash and property in kind in the same proportion to each such Partner. For purposes of allocations to Capital Accounts, property to be distributed in kind shall be valued at the Fair Value thereof by the General Partner in its discretion on a date as near as reasonably practicable to the date of such distribution.

(c) Withholding of Certain Amounts. Notwithstanding anything else contained in this Agreement, the General Partner may, in its discretion, withhold from any distribution to any Limited Partner pursuant to this Agreement, any amounts due from such Partner to the Partnership or the General Partner pursuant to this Agreement to the extent not otherwise paid. In addition, if the General Partner shall have determined in good faith, that there will likely be a requirement for a Clawback Contribution, then the General Partner may withhold all or any portion of distributions of Carry Proceeds to any Limited Partner under this Agreement as determined by the General Partner; provided that the General Partner shall in any such distribution distribute an amount in cash to each Limited Partner at least equal to the Tax Amount with respect to such distributions and provided, further, that the General Partner, in its sole discretion, may permit any Limited Partner to substitute such amount withheld with a letter of credit issued by a financial institution that has a long-term credit rating (and maintains a long-term credit rating) of BBB+ by S&P, Baa1 by Moody’s or higher. If any amount withheld in accordance with the immediately preceding sentence is cash, such amount shall be added from time to time to the amounts retained and owing to such Limited Partner pursuant to Section 6.02(b)(iii), and, if any amount withheld in accordance with the immediately preceding sentence is securities or other property, such amount shall increase such Limited Partner’s interest in such securities or other property retained by the Partnership.

(d) Amounts Held in Reserve. In addition to the rights set forth in Section 6.05(b) and Section 6.05(c), the General Partner shall have the right, in its reasonable discretion, to withhold amounts otherwise distributable by the Partnership to the Partners in order to maintain the Partnership in a sound financial and cash position and to make such provision as the General Partner in its reasonable discretion deems necessary or advisable for any and all liabilities and obligations, contingent or otherwise, of the Partnership (including, but not limited to, any obligation to repay any loan owed by the Partnership to any Fund pursuant to section 8.3(d) of the Fund Agreement of the Primary Fund or the equivalent section of any other Fund Agreement, in which case the General Partner shall make appropriate adjustments to distributions pursuant to this Agreement to reflect such repayment) or if, following such distribution, the aggregate of the balances on any Partner’s Capital Account would be less than zero.

(e) Equal Treatment. Subject to the Related Partners provisions of this Agreement, nothing in this Agreement shall obligate the General Partner to treat all Limited Partners alike, and the exercise of any power or discretion by the General Partner in the case of any one such Limited Partner shall not create any obligation on the part of the General Partner to take any similar action in the case of any other such Limited Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred upon the General Partner as to each such Limited Partner separately.

(f) Fund Agreement. Subject to Section 6.02(a) and Section 6.04(d), Return Proceeds realized from any Fund Investment shall be distributed to the Participating Partners to the extent a corresponding distribution was made to limited partners of the Primary Fund pursuant to the Fund Agreement for the Primary Fund (or to partners of any other Fund pursuant to similar provisions of such other Fund Agreement).